Exhibit 99.1
PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES FIELD OPERATIONS UPDATE
AND RELATED CONFERENCE CALL AND WEBCAST ON THURSDAY, NOVEMBER 8, 2007
MIDLAND, Texas, (BUSINESS WIRE), November 7, 2007 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its field operations update. The related operations conference call and webcast will be held Thursday, November 8, 2007 at 2:00 p.m. Eastern time (1:00 p.m. Central time). Details for the conference call and webcast are disclosed at the end of this press release.
Third Quarter 2007 Production
The Company’s net daily production for the third quarter ended September 30, 2007 averaged 6,460 equivalent barrels of oil per day (BOEPD), an increase of 7% when compared to an average of 6,035 BOEPD during the second quarter ended June 30, 2007. During the third quarter, production from the Company’s Barnett Shale gas project increased 47%, from 1,134 to 1,669 BOEPD, due to increased drilling and completion activity; production from the New Mexico Wolfcamp gas project increased 5%; and production from the South Texas gas properties increased 3%. These increases were partially offset by a 6% decrease in the Company’s long-life Permian Basin oil projects, from 3,196 to 3,014 BOEPD, due to normal decline on base production and limited development activity during the third quarter 2007.
Parallel’s net daily production of 6,460 BOEPD in the third quarter ended September 30, 2007 represented a decrease of 3% when compared to an average of 6,689 BOEPD during the third quarter ended September 30, 2006. This 3% decrease was the net result of a 32% increase, from 2,213 to 2,920 BOEPD in the Company’s Barnett Shale and New Mexico Wolfcamp gas projects, a 9% decrease, from 3,310 to 3,014 BOEPD, in its Permian Basin oil assets and a 55% decrease, from 1,166 to 526 BOEPD, in the Company’s South Texas gas properties. The production increase attributable to the Barnett Shale and New Mexico Wolfcamp gas projects is the result of drilling new wells in these areas. The production decline in the Permian Basin is due to normal initial decline rates on wells drilled in the Harris and Carm-Ann fields during 2006. Production from the Permian Basin during the third quarter of 2007, when compared to the same period of 2006, was also negatively influenced by the 2007 Permian Basin development program occurring later in the year than the 2006 program. In addition to normal decline, the Company also suffered mechanical failures on two South Texas gas wells. Please refer to Table 1 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the third quarter of 2007, the second quarter of 2007 and the third quarter of 2006.
The Company’s net daily production exit rate at September 30, 2007 was approximately 6,800 BOEPD.
November 1, 2007 Estimated Production and Work-in-Progress Well Operations
Parallel estimates that its net daily production was approximately 7,300 BOEPD as of November 1, 2007. As of that same date, the Company had 28 gross (12.9 net) wells in progress. Of the 28 gross wells, 21 gross (9.5 net) wells were shut-in awaiting pipeline, completing or awaiting completion, and 7 gross (3.4 net) wells were drilling. Of the 21 wells that were shut-in awaiting pipeline, completing or awaiting completion, 14 gross (3.6 net) were in the Barnett Shale, 2 gross (1.7 net) were in the Wolfcamp, and 5 gross (4.2 net) were in the Permian Basin. Of the 7 wells that were drilling, 4 gross (1.5 net) were drilling in the Barnett Shale, 1 gross (0.9 net) was drilling in the Wolfcamp, 1 gross (0.9 net) was drilling in the Permian Basin of West Texas, and 1 gross (0.1 net) was drilling in South Texas. Please refer to Table 2 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of November 1, 2007.
Revised 2007 Capital Investment Budget
As of September 30, 2007, Parallel revised its 2007 capital investment budget from approximately $169.8 million to approximately $140.9 million, a 17% decrease. Of the $28.9 million decrease, $24.2 million is related to the
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Company’s Barnett Shale and Wolfcamp gas projects. Parallel has decreased its 2007 budget for the Barnett Shale by $12.4 million based on information received by the operator, Chesapeake Energy Corporation (NYSE: CHK), in regards to the anticipated drilling schedule for the project. Parallel’s $62.6 million revised budget assumes that 42 gross (15.1 net) wells will be drilled in the Barnett Shale in 2007, compared to the originally budgeted 52 gross (18.7 net) wells.
Parallel has decreased its 2007 budget for the Wolfcamp by $11.8 million based on its decision to reduce its activity to a 1-rig drilling program while a 3-D seismic acquisition is being completed in the Southern Area of the project. Parallel’s $58.5 million revised budget assumes that 44 gross (28.2 net) wells will be drilled in the Wolfcamp in 2007, compared to the originally budgeted 51 gross (34.2 net) wells.
In summary, approximately $121.1 million, or 86%, of the $140.9 million revised budget is expected to be invested in the Company’s two horizontal drilling gas projects. Approximately $62.6 million is budgeted for the Barnett Shale gas project and approximately $58.5 million is budgeted for the New Mexico Wolfcamp gas project. Additionally, the Company expects to invest approximately $17.4 million, or 12%, of the 2007 budget in its Permian Basin oil projects. The remainder of the 2007 budget will be allocated to the Company’s other projects. Please refer to Tables 3 and 4 at the end of this press release for further information pertaining to the capital investment budget.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “We are pleased with our 7% increase in production. Although our 2007 capital investment budget has been revised from $169.8 million to $140.9 million, we expect our production volumes to continue to increase in future months as drilling continues and take-away capacity is increased in the Barnett Shale project; infill development drilling continues and waterfloods are implemented in our Carm-Ann and Harris San Andres projects; infill development drilling is commenced in the Diamond M Canyon Reef project; and development drilling continues in our New Mexico Wolfcamp project.”
In a final comment, Oldham stated, “Although our 2008 capital investment budget has not been finalized, we anticipate that it will be approximately $110 million based on current and anticipated drilling activities, which presently reflect more drilling in the Barnett Shale and Permian Basin and less drilling in the Wolfcamp.”
Total Company Historical Performance — Net BOEPD
The following graph shows individual volumetric contributions and growth from Parallel’s core oil and gas projects from 2002 through third quarter 2007. The South Texas gas component represented approximately 70% of the Company’s production when it shifted its focus to long-lived reserves in June 2002. The Company’s Permian Basin oil projects, which were primarily acquired beginning in December 2002, provide added cash flow to help fund development of the resource gas plays in the North Texas Barnett Shale and the New Mexico Wolfcamp, which are in early stages of development.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Operations by Area/Property
Summarized below are Parallel’s more significant current projects, including its planned operations and capital investment budget for these projects in 2007.
Resource Gas Projects
Parallel has two resource gas projects in varying stages of development, which are the Barnett Shale gas project in the Fort Worth Basin of North Texas and the Wolfcamp gas project in the Permian Basin of New Mexico. These resource natural gas projects generated approximately 45% of Parallel’s third quarter 2007 daily production (2,920 BOE per day) and represented approximately 9% of its total proved reserves value as of June 30, 2007.
The Company’s revised budget for these two resource gas projects in 2007 is approximately $121.1 million for the drilling and completion of approximately 86 gross (43.3 net) wells, leasehold acquisition, pipeline construction and pipeline compression.
Fort Worth Basin of North Texas
Barnett Shale Gas Project, Tarrant County, Texas
Parallel’s Barnett Shale gas project consists of three project areas within Tarrant County, Texas. The West Fork (37% working interest, net to Parallel) and West Gateway (34% working interest, net to Parallel) projects are operated by Chesapeake Energy Corporation, and the Lone Star (9% working interest, net to Parallel) project is operated by Dale Resources, LLC. The leasehold acreage in these three projects consists of approximately 25,500 gross (7,400 net) acres located in the Trinity River flood plain, east of downtown Fort Worth. At present, the three projects control approximately 75 multi-well pad sites. Based on current industry practices, Parallel anticipates development drilling on 50-acre spacing.
Additional leasehold continues to be acquired in all three projects. Dale Property Services continues to lease on behalf of Chesapeake and Parallel, and Dale has increased its staff to approximately 100 landmen to focus on the acquisition of additional leasehold in the Trinity River flood plain and the surrounding urban “halo” acreage. Owned and controlled surface locations provide the most effective means of developing the “halo” acreage through horizontal drilling. Parallel estimates the “halo” acreage to be approximately 26,000 gross (9,100 net) acres, of which approximately 24%, or 6,300 gross (2,300 net) acres, have been leased since December 2006.
Parallel’s Barnett Shale gas project generated approximately 26% of the Company’s third quarter 2007 daily production (1,669 BOE per day) and represented approximately 5% of its total proved reserves value as of June 30, 2007.
Chesapeake resumed drilling activity on the project during December 2006 and, through November 1, 2007, had commenced drilling operations on approximately 34 gross (10.1 net) new wells. Parallel estimates that it currently costs approximately $2.7 million, gross, and takes less than 30 days to drill and case a Barnett Shale well and have it ready to be frac’d and placed on production. However, completion of wells will be delayed while other wells are being drilled on the same pad.
Current Barnett Shale Operations
As of November 1, 2007, Parallel’s Barnett Shale gas project had 38 gross (12.3 net) producing wells. Parallel estimates that daily production from these 38 wells was approximately 50,000 gross (13,000 net) Mcf of gas, or 2,166 net BOE, per day. In addition, 3 wells were being completed, 6 wells were awaiting completion, 5 wells were shut-in awaiting pipeline, and 4 wells were drilling. Currently, 4 rigs are drilling, and 60 drilling permits are in progress on acreage in which Parallel owns an interest. Based on information currently available, Parallel expects Chesapeake to maintain a 4-rig drilling program for the foreseeable future.
Current gross take-away capacity in Parallel’s Barnett Shale gas project is approximately 50,000 Mcf of gas per day, and the Company expects it to increase during the first quarter of 2008. Beyond the first quarter, Parallel anticipates that take-away capacity will be incrementally added in future quarters as production volumes continue to increase.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Parallel’s revised 2007 budget for its Barnett Shale project is approximately $62.6 million. The amount budgeted will be used to fund the drilling and completion of an estimated 42 gross (15.1 net) wells, pipeline construction and leasehold acquisition.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s North Texas Barnett Shale gas project. Parallel cannot project future production due to timing of completions and other normal operating variables.
Permian Basin of New Mexico
Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico
The New Mexico Wolfcamp horizontal resource gas play, as defined by Parallel, encompasses approximately 300,000 gross acres in portions of Eddy and Chaves Counties in southeastern New Mexico. Parallel currently owns an interest in approximately 114,000 gross (75,000 net) acres acquired specifically for the Wolfcamp, with the majority of the acreage being in the Northern and Southern Areas of the project.
Parallel’s New Mexico Wolfcamp gas project currently consists of three areas that include six projects. The operated Northern Area includes the Forego/County Line and Racehorse projects; the operated Southern Area includes the Box, Cowboy and Dugout projects; and the Central Area project is primarily being developed by EOG Resources, Inc. (NYSE: EOG).
Parallel’s New Mexico Wolfcamp gas project generated approximately 19% of the Company’s third quarter 2007 daily production (1,251 BOE per day) and represented approximately 4% of its total proved reserves value as of June 30, 2007.
Current Wolfcamp Operations
As of November 1, 2007, Parallel operated 34 gross (22.2 net) producing gas wells in the New Mexico Wolfcamp gas project. In addition, the Company had ownership in another 26 gross (2.2 net) wells operated by other companies, primarily EOG resources. On a combined basis, these 60 gross (24.4 net) wells were producing at a combined rate of approximately 31,000 gross (10,000 net) Mcfe, or 1,667 net BOE, per day. In addition to the producing wells, as of November 1, 2007, the Company had 2 wells awaiting completion, and 1 well was drilling.
Parallel’s operations in its Wolfcamp project currently consist of development drilling associated with previously drilled delineation wells. Parallel presently intends to maintain a 1-rig drilling program in New Mexico for the foreseeable future.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Parallel’s revised 2007 New Mexico Wolfcamp budget is approximately $58.5 million. The amount budgeted will be used to fund the drilling and completion of an estimated 32 gross (27.2 net) operated wells in the Southern and Northern Areas and 12 gross (1.0 net) non-operated wells primarily in the Central Area, the installation of pipelines and related infrastructure, the acquisition of additional leasehold, and the acquisition of 3-D seismic data.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s New Mexico Wolfcamp gas project. Parallel cannot project future production due to timing of completions and other normal operating variables.
Northern Area — Parallel’s operated Northern Area begins at the Eddy/Chaves County line and extends approximately sixteen miles to the northeast, generally southwest of Hagerman, New Mexico. Parallel currently holds approximately 63,000 gross (43,000 net) acres in this area, with a base working interest of approximately 85.0%. This area presently consists of the Forego/County Line and Racehorse projects. Pipeline infrastructure is in place, and Parallel has commenced development drilling immediately north of EOG Resources’ county line development, in which Parallel owns an approximate 8.5% working interest in 26 wells.
As of November 1, 2007, 12 gross (9.2 net) wells have been drilled and completed in the Company’s Forego/County Line project. Parallel estimates that daily production from these 12 wells as of November 1, 2007, was approximately 9,100 gross (5,500 net) Mcf of gas, or 916 net BOE, per day. In addition, the Company had 1 well drilling and 2 wells awaiting completion. Parallel anticipates that the Forego/County Line area will be its most active Wolfcamp development area for the foreseeable future.
Parallel’s Racehorse project is located approximately four miles east, northeast of its Forego/County Line area and has 6 gross (5.4 net) wells producing at low rates, which were the initial wells drilled in the Northern Area. There is currently no drilling activity planned for the Racehorse area.
Southern Area — Parallel’s operated Southern Area begins approximately twenty-five miles southwest of the Northern Area’s Forego/County Line project. The Company currently holds approximately 41,000 gross (26,000 net) acres in this area, with a base working interest of approximately 85.0%. This area presently consists of the Box, Cowboy and Dugout projects.
As of November 1, 2007, Parallel’s Southern Area had 21 gross (12.1 net) producing wells. The Company estimates that daily production from these 21 wells was approximately 7,300 gross (3,000 net) Mcf of gas, or 500 net BOE, per day. Parallel, in conjunction with a third party pipeline company, continues to modify the field gas gathering system to enhance individual well performance and overall production volumes from the field.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

During April 2007, Parallel shot a seismic test line across the Box project area in an attempt to develop a tool that would be useful for identifying areas of significant natural fracturing. Based on the results of the test data, the Company began data acquisition on a 45,000-acre 3-D seismic survey area in late October and anticipates the completion of data processing and interpretation within the next twelve months.
Central Area —Parallel’s Central Area is located in northwestern Eddy County west of Artesia, New Mexico. It is comprised of approximately 10,000 gross (6,000 net) acres, of which 3,500 gross (300 net) acres are primarily operated by EOG Resources. The remaining 6,500 gross (5,700 net) acres offset EOG Resources’ acres and are operated by Parallel. The Company’s base working interest in the EOG-operated acres ranges from 1% to 30%, and its base working interest in the operated acres is approximately 85%.
Parallel currently has an interest in 26 gross (2.2 net) EOG-operated horizontal wells. As of November 1, 2007, the wells were producing at a combined rate of approximately 14,300 gross (600 net) Mcf of gas, or 100 net BOE, per day.
In addition, 1 gross (0.85 net) well within Parallel’s operated acreage is producing at an estimated 1,000 gross (600 net) Mcf of gas, or 100 net BOE, per day.
Permian Basin of West Texas
Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef and Shallow, Carm-Ann San Andres/N. Means Queen, Harris San Andres and Fullerton San Andres projects comprise approximately 20,000 gross (16,000 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002.
The Permian Basin of West Texas generated approximately 47% of Parallel’s third quarter 2007 daily production (3,014 BOE per day) and represented approximately 89% of its total proved reserves value as of June 30, 2007.
The Company’s revised 2007 budget for the Permian Basin of West Texas is approximately $17.4 million. This budget is being used to fund the drilling and completion of an estimated 13 wells, 45 workovers and deepenings, and new equipment installations.
Permian Basin of West Texas Historical Performance — Net BOEPD
The following graph shows individual volumetric contributions and growth from Parallel’s core Permian Basin oil projects from time of acquisition through the third quarter of 2007. Fullerton was acquired in December 2002 as the cornerstone of the Company’s new business plan and is a relatively immature waterflood project. Diamond M is an infill development and early-stage waterflood re-development project. Both Harris and Carm-Ann are primary infill development programs, with waterflood initiation scheduled for late 2007 or early 2008. In total, these projects provide significant cash flow to help fund development of the Company’s resource gas plays and the continued development of these oil projects.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Diamond M Canyon Reef Unit, Scurry County, Texas
During 2006 through November 1, 2007, activity in Parallel’s Diamond M Canyon Reef project has revolved primarily around the acquisition of a new 3-D seismic survey. The survey was designed to acquire both pressure-wave (P-wave) and shear-wave (S-wave) data, and the Company anticipates that this new seismic data will provide more detail and better compartmental imaging than a “typical” 3-D seismic survey. Data processing is not complete for the P-wave and is in the final stages for the S-wave. As planned, interpreted seismic data is being incorporated with geologic and reservoir engineering data to high-grade the selection of development drilling opportunities.
The Diamond M Canyon Reef property generated approximately 3% of the Company’s third quarter 2007 daily production (202 BOE per day) and represented approximately 10% of its total proved reserves value as of June 30, 2007.
The Company’s revised 2007 budget for the Diamond M Canyon Reef project is approximately $2.8 million primarily for the continuation of the deepening program with 6 gross additional workovers, and the continued processing and interpretation of the 3-D seismic survey that was acquired during 2006. The Company anticipates that the drilling of the 6 wells originally planned for 2007 will be delayed until the first quarter of 2008. Parallel is the operator of these properties with an average working interest of approximately 66% above the contractual base volumes associated with the Company’s work-to-earn arrangement with Southwestern Energy Company (NYSE: SWN).
Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas
The Carm-Ann/N. Means properties generated approximately 8% of the Company’s third quarter 2007 daily production (513 BOE per day) and represented approximately 15% of its total proved reserves value as of June 30, 2007.
The Company’s revised 2007 budget for the Carm-Ann/N. Means project is approximately $2.9 million for the drilling and completion of 1 gross well and the re-frac workover of 17 gross existing wells, which is a continuation of the 2005 and 2006 development programs. The Company is currently involved in the unitization process prior to waterflood implementation and anticipates unit approval within the next six months. In the interim, the Company will focus on activities which are prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 77%.
Harris San Andres Field, Andrews & Gaines Counties, Texas
The Harris San Andres properties generated approximately 8% of the Company’s third quarter 2007 daily production (509 BOE per day) and represented approximately 23% of its total proved reserves value as of June 30, 2007.
The Company’s revised 2007 budget for the Harris San Andres project is approximately $8.1 million for the drilling of an estimated 8 gross wells and the workover of 16 gross existing wells, which, like Carm-Ann, is a continuation of the 2006 program. Also as with Carm-Ann, Parallel has initiated unitization proceedings, prior to waterflood implementation, and anticipates unit approval within the next six months. In the interim, the Company will focus on activities which are prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 90%.
Fullerton San Andres Field, Andrews County, Texas
The Fullerton property generated approximately 23% of the Company’s third quarter 2007 daily production (1,492 BOE per day) and represented approximately 31% of its total proved reserves value as of June 30, 2007.
The Company’s revised 2007 budget for the Fullerton project is approximately $2.7 million for the drilling of an estimated 4 gross new wells and the workover of 6 gross existing wells. Parallel owns an 82% average working interest in these properties.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas
The Onshore Gulf Coast of South Texas gas projects generated approximately 8% of Parallel’s third quarter 2007 daily production (526 BOE per day) and represented approximately 2% of its total proved reserves value as of June 30, 2007.
The Company’s revised 2007 budget for the South Texas projects is approximately $1.1 million for the drilling of 2 wells. One gross (0.05 net) well is currently drilling.
Other Projects
Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin
Parallel’s Utah/Colorado project consists of approximately 160,000 gross (156,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas and heavy oil sands. The Company is currently awaiting drilling permit approval on three conventional oil and gas exploratory prospects, with anticipated spud dates in the first half of 2008.
Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is continuing to evaluate development options for these heavy oil sand deposits.
The Utah/Colorado project does not currently contribute to the Company’s current daily production or reserve value.
The Company’s revised 2007 budget for its Utah/Colorado project is approximately $0.4 million for the acquisition of additional 3-D seismic surveys and additional leasehold. Parallel owns and operates 97.5% of this project.
East Texas Cotton Valley Reef Gas Project, Leon and Freestone Counties
Parallel has two projects in the Cotton Valley Reef Gas Project referred to as Projects A and B. These 3-D seismic gas projects have a higher risk profile than the Company’s other projects. The primary objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. Parallel estimates the gross cost for drilling and completing a Cotton Valley Reef well is approximately $18.0 million.
Project A — Project A consists of approximately 5,000 gross (650 net) acres. Based on 3-D seismic, nine prospects have been identified. One prospect was drilled in 2005 and determined to be uneconomic in the Cotton Valley Lime. A second prospect was generated from reprocessed seismic data. It was drilled and encountered what appeared to be productive interval based on mud log and pore pressure data. However, due to mechanical failure, the lower portion of the wellbore was lost. Upper zones in both wells have been completed and are producing at low rates. A third well has been proposed to drill and test the Petitt formation at a depth of approximately 10,000 feet. Parallel owns an estimated 13.125% working interest and 9.8% net revenue interest in Project A.
Project B — Project B consists of approximately 2,500 gross (117 net) acres. Based on 3-D seismic, three Cotton Valley Reef prospects have been identified. The first prospect is expected to be drilled during the fourth quarter of 2007. Parallel has a 4.7% working interest in Project B. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis.
The East Texas Cotton Valley Reef gas project contributes minimally to the Company’s current daily production and reserve value.
Parallel’s revised 2007 budget for its Cotton Valley Reef gas project is $0.9 million for the recompletion of 1 gross (0.1 net) well.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Daily Production — Third Quarter 2007, Compared to Second Quarter 2007 and Third Quarter 2006
The following Table 1 represents a comparison of Parallel’s daily production by area/property for the third quarter of 2007, the second quarter of 2007 and the third quarter of 2006. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 1
AVERAGE DAILY PRODUCTION — 3Q 2007, COMPARED TO 2Q 2007 AND 2Q 2006

	3Q 2007	2Q 2007	3Q 2006	3Q 2007	3Q 2007
	Average	Average	Average	Compared to	Compared to
	BOE	BOE	BOE	2Q 2007	3Q 2006
AREA/PROPERTY	per day	per day	per day	% Change	% Change

Resource Projects
Barnett Shale (1)	1,669	1,134	1,710	47%	(2)%
New Mexico Wolfcamp (2)	1,251	1,192	503	5%	149%

Total Resource Projects	2,920	2,326	2,213	26%	32%

Permian Basin of West Texas
Fullerton San Andres	1,492	1,565	1,457	(5)%	2%
Carm-Ann San Andres / N. Means Queen	513	520	659	(1)%	(22)%
Harris San Andres	509	573	497	(11)%	2%
Diamond M Shallow	52	52	65	0%	(20)%
Diamond M Canyon Reef (3)	202	229	372	(12)%	(46)%
Other Permian Basin	246	257	260	(4)%	(5)%

Total Permian Basin	3,014	3,196	3,310	(6)%	(9)%

Onshore Gulf Coast of South Texas
Yegua/Frio (4)(5)	242	216	365	12%	(34)%
Wilcox (6)	221	220	661	0%	(67)%
Cook Mountain	63	77	140	(18)%	(55)%

Total Gulf Coast	526	513	1,166	3%	(55)%

GRAND TOTAL	6,460	6,035	6,689	7%	(3)%

(1)	Dec. 2006 — Drilling activity resumed after Chesapeake purchased Dale Resources’ interest and assumed operations. 3Q 2007 — Production restricted due to take-away capacity.

(2)	2Q 2007 — Delineation and exploitation of Northern Area. 3Q 2007 — Drilling deferred pending results of 3-D seismic in Southern Area.

(3)	Expect drilling activity to commence in late 4Q 2007 or 1Q 2008.

(4)	4Q 2006 — Casing collapsed in a producing Yegua well in which Parallel owns 38% working interest. 1Q 2007 — Re-drilled 38% owned Yegua well. 2Q 2007 — Yegua well returned to production.

(5)	2Q 2007 — Sold non-core asset, estimated production of 50 BOEPD.

(6)	4Q 2006 — Production ceased on a Wilcox well in which Parallel owns 15% working interest. 1Q 2007 — Performed remedial work on 15% owned Wilcox well.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Work-in-Progress Well Operations
The following Table 2 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of November 1, 2007. Detailed information on the well operations in this table is provided within the text of this press release.
TABLE 2
WORK-IN-PROGRESS WELL OPERATIONS
AS OF NOVEMBER 1, 2007

	Number of Wells
Work-in-Progress Well Operations	Gross	Net

North Texas Barnett Shale
Drilling	4	1.47
Completing	3	1.12
Awaiting completion	6	1.04
Shut-in, awaiting pipeline	5	1.39

Total Barnett Shale	18	5.02

New Mexico Wolfcamp
Drilling	1	0.85
Completing	1	0.85
Awaiting completion	1	0.99

Total Wolfcamp	3	2.69

Permian Basin of West Texas
Drilling	1	0.98
Completing	2	1.80
Awaiting completion	3	2.39

Total Permian Basin	6	5.17

Onshore Gulf Coast of South Texas
Drilling	1	0.05

TOTAL	28	12.93

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Parallel Petroleum Announces Field Operations Update
November 7, 2007

2007 CAPEX — Original Budget Compared to Revised Budget
The following Table 3 represents Parallel’s 2007 original capital investment budget compared to its revised budget as of September 30, 2007, on a property basis. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 3
2007 CAPEX — ORIGINAL BUDGET COMPARED TO REVISED BUDGET

	2007 CAPEX
	Original	Revised	Increase
	Budget	Budget (1)	(Decrease)
Area/Property	$MM	$MM	$MM	%

Resource Projects
Barnett Shale (2)	$75.0	$62.6	$(12.4)	(17)%
New Mexico Wolfcamp (3)	70.3	58.5	(11.8)	(17)%

Total Resource Projects	$145.3	$121.1	$(24.2)	(17)%

Permian Basin of West Texas
Fullerton San Andres	$3.2	$2.7	$(0.5)	(16)%
Carm-Ann / N. Means	4.7	2.9	(1.8)	(38)%
Harris San Andres	6.5	8.1	1.6	25%
Diamond M Shallow	0.2	0.1	(0.1)	(50)%
Diamond M Canyon Reef	6.2	2.8	(3.4)	(55)%
Other Permian Basin	1.0	0.8	(0.2)	(20)%

Total Permian Basin	$21.8	$17.4	$(4.4)	(20)%

Onshore Gulf Coast of South Texas	$1.3	$1.1	$(0.2)	(15)%

Other Projects
Cotton Valley Reef	$0.3	$0.9	$0.6	200%
Utah/Colorado	1.1	0.4	(0.7)	(64)%

Total Other Projects	$1.4	$1.3	$(0.1)	(7)%

GRAND TOTAL	$169.8	$140.9	$(28.9)	(17)%

(1)	Revised 2007 capital investment budget as of September 30, 2007.

(2)	The 2007 CAPEX budget for the Barnett Shale has been decreased $12.4 million based on information received from Chesapeake, the operator, in regards to the anticipated drilling schedule for the project. The $62.6 million revised budget assumes 42 gross (15.1 net) wells compared to originally budgeted 52 gross (18.7 net) wells.

(3)	The 2007 CAPEX budget for the Wolfcamp has been decreased $11.8 million based on Parallel’s decision to reduce its activity to a 1-rig drilling program while a 3-D seismic acquisition is being completed in the Southern Area of the project. The $58.5 million revised budget assumes 44 gross (28.2 net) wells compared to originally budgeted 51 gross (34.2 net) wells.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

2007 CAPEX Budget — Compared to Average Daily Production and Proved Reserves Value by Property
The following Table 4 represents Parallel’s 2007 revised capital investment budget as of September 30, 2007, compared to third quarter 2007 average daily production and percent of total proved reserves value as of June 30, 2007, on a property basis. Detailed information on each property listed in this table is provided within the text of this press release.
TABLE 4

2007 CAPEX BUDGET COMPARED TO AVERAGE DAILY PRODUCTION
AND PERCENT OF TOTAL PROVED RESERVES VALUE BY PROPERTY

	2007		3Q 2007		6/30/2007
	CAPEX Budget (1)		Avg Daily Production		% of Total Proved
AREA/PROPERTY	$MM	%	BOE	%	Reserves Value (2)

Resource Projects
Barnett Shale	$62.6	44%	1,669	26%	5%
New Mexico Wolfcamp	58.5	42%	1,251	19%	4%

Total Resource Projects	$121.1	86%	2,920	45%	9%

Permian Basin of West Texas
Fullerton San Andres	$2.7	2%	1,492	23%	31%
Carm-Ann San Andres/N. Means Queen	2.9	2%	513	8%	15%
Harris San Andres	8.1	6%	509	8%	23%
Diamond M Shallow	0.1	0%	52	1%	7%
Diamond M Canyon Reef	2.8	2%	202	3%	10%
Other Permian Basin	0.8	0%	246	4%	3%

Total Permian Basin	$17.4	12%	3,014	47%	89%

Onshore Gulf Coast of South Texas	$1.1	1%	526	8%	2%

Other Projects
Cotton Valley Reef	$0.9	1%	—	0%	0%
Utah/Colorado	0.4	0%	—	0%	0%

Total Other Projects	$1.3	1%	—	0%	0%

GRAND TOTAL	$140.9	100%	6,460	100%	100%

(1)	Revised 2007 capital investment budget as of September 30, 2007.

(2)	Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $70.69 per barrel of oil and $6.40 per Mcf of natural gas, and realized average prices of $64.56 per barrel of oil and $5.91 per Mcf of natural gas, as of June 30, 2007.
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Parallel Petroleum Announces Field Operations Update
November 7, 2007

Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss field operations on Thursday, November 8, 2007, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 800-561-2601 or 617-614-3518, Participant Passcode 50679079, at least five minutes before the scheduled start time. The conference call will be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 56043701.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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